Exhibit 23.1


                              CONSENT OF KPMG LLP

     We consent to the use of our audit report dated February 9, 2000, relating to the consolidated balance sheet of PepsiCo, Inc. and Subsidiaries as of December 25, 1999 and December 26, 1998 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 25, 1999, incorporated therein by reference in the Registration Statement on Form S-3 and in the related prospectus of PepsiCo, Inc. and to the reference to our Firm under the heading "Experts" in the Registration Statement.


                                                                /s/ KPMG LLP



New York, New York
February 28, 2001